Exhibit 99.1

Lpath Closes $4.9 Million Equity Financing

SAN DIEGO, NOVEMBER 17, 2010: Lpath, Inc. (OTC: LPTN), the industry leader in lipidomics-based therapeutics, has closed a private placement sale of 6,978,128 shares of Class A common stock at $0.70 per share for gross proceeds of $4.9 million.

Each investor will also receive warrants to purchase the number of shares of Class A common stock equal to 50% of the number of common shares they purchased in this financing. The warrants have a two-year term and are immediately exercisable at a price of $1.00 per share into restricted shares of Class A common stock.

As part of this transaction, Lpath has agreed to file a registration statement covering the resale of the shares of Class A common stock sold in this financing, as well as those shares issuable upon conversion of the warrants.

The net proceeds received by the company are expected to be approximately $4.7 million, after deducting commissions, legal fees, and certain deal-related expenses payable by the company.

Griffin Securities, Inc., Musket Research Associates, Inc., and Andrew Garrett, Inc. served as placement agents for the financing.

Proceeds from the funding will be primarily used to move Lpath’s drug candidate, iSONEP™, into Phase 2 clinical trials, as well as further develop Lpath’s other therapeutic programs. iSONEP is a monoclonal antibody that will be further tested as a treatment for wet AMD (age-related macular degeneration) and RPE detachment, a complication secondary to wet AMD. Results from these clinical trials are expected in the third quarter of 2011 for RPE detachment and in 2012 for wet AMD.

iSONEP also holds promise as a treatment for other ocular disorders, such as dry AMD and diabetic retinopathy.

“This funding enables us to continue to advance our iSONEP program through the clinical trial process, while allowing us to continue to explore various strategic opportunities that have presented themselves,” said Lpath president and CEO, Scott R. Pancoast. “We appreciate the confidence expressed by our new and existing investors in the potential of our leading drug candidates and our underlying ImmuneY2™ technology.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the Class A common stock may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

About Lpath

San Diego-based Lpath, a therapeutic antibody company, is the category leader in lipidomics-based therapeutics, an emerging field of medicine that targets bioactive signaling lipids for treating a wide range of human disease. Lpath’s ImmuneY2™ drug-discovery engine has the unique ability to generate therapeutic antibodies that bind to and inhibit bioactive lipids that contribute to disease. This platform has thus far generated three drug candidates, two of which—ASONEP™ for cancer and iSONEP™ for wet AMD—have completed Phase 1 clinical trials. For more information, go to www.Lpath.com.

Forward-Looking Statements

The Company cautions you that the statements included in this press release that are not a description of historical facts are forward-looking statements. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the results of any future clinical trials for its product candidates and the Company’s ability to secure the funds necessary to support its clinical trial and product development plans. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast	Liolios Group, Inc. (949) 574-3860
President & CEO	Ron Both: ron@liolios.com
858-678-0800 ×104	Geoffrey Plank: geoffrey@liolios.com
spancoast@Lpath.com	info@liolios.com